Exhibit 99.4

Consent of Director Nominee

ironSource Ltd. is filing a Proxy Statement / Prospectus on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the proposed business combination between ironSource Ltd. and Thoma Bravo Advantage. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of ironSource Ltd. in the Proxy Statement / Prospectus, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Proxy Statement / Prospectus and any amendments thereto.

/s/ Marni M. Walden
Name: Marni M. Walden